INTERNATIONAL TOWER HILL MINES LTD.

2008 ANNUAL GENERAL MEETING	Notice of Annual General Meeting of Shareholders Management Information Circular
Place:	Suite 1920, 1188 West Georgia Street Vancouver, BC V6E 4A2
Time:	9:00 a.m. (Vancouver time)
Date:	Tuesday, October 21, 2008

INTERNATIONAL TOWER HILL MINES LTD.

CORPORATE DATA	Head Office Suite 1920, 1188 West Georgia Street Vancouver, B.C. V6E 4A2

Directors and Officers
Henk Van Alphen, Director & Chair
Anton J. Drescher, Director
Rowland Perkins, Director
Benjamin Guenther, Director
Ronald Sheardown, Director
Michael Bartlett, Director
Jeffrey A. Pontius, President and Chief Executive Officer
Russell Myers, Vice President – Exploration
Lawrence Talbot, Vice President & General Counsel
Quentin Mai, Vice President – Corporate Communications
Michael Kinley, Chief Financial Officer
Marla Ritchie, Corporate Secretary

Registrar and Transfer Agent Computershare Investor Services Inc. 510 Burrard Street, 3rd Floor, Vancouver, B.C. V6C 3B9
Legal Counsel Gowling Lafleur Henderson LLP 2300 – 1055 Dunsmuir Street Vancouver, B.C. V7X 1J1
Auditor MacKay LLP, Chartered Accountants 1100 – 1177 West Hastings Street Vancouver, B.C. V6E 4T5
Listing TSX Venture Exchange Symbol “ITH” American Stock Exchange Symbol “THM” Frankfurt Stock Exchange Symbol “IW9”

INTERNATIONAL TOWER HILL MINES LTD.
Suite 1920, 1188 West Georgia Street
Vancouver, BC   V6E 4A2
Tel:  604.683-6332
Fax:  604.408-7499

INFORMATION CIRCULAR
For the Annual General Meeting to be held on October 21, 2008
(as at September 16, 2008, except as indicated)

This Information Circular is furnished in connection with the solicitation of proxies by the management of INTERNATIONAL TOWER HILL MINES LTD. (the “Company”) for use at the 2008 annual general meeting (the “Meeting”) of shareholders to be held on Tuesday, October 21, 2008 at the time and place and for the purposes set forth in the accompanying Notice of Meeting, and at any adjournment thereof.

REVOCABILITY OF PROXY

In addition to revocation in any other manner permitted by law, you may revoke an executed and deposited proxy by (a) except to the extent otherwise noted on such later proxy, signing new proxy bearing a later date and depositing it at the place and within the time required for the deposit of proxies, (b) signing and dating a written notice of revocation (in the same manner as a proxy is required to be executed as set out in the notes to the proxy) and either depositing it at the place and within the time required for the deposit of proxies or with the Chairman of the Meeting on the day of the Meeting prior to the commencement of the Meeting, or (c) registering with the Scrutineer at the Meeting as a registered shareholder present in person, whereupon any proxy executed and deposited by such registered shareholder will be deemed to have been revoked.

Only registered shareholders have the right to revoke a proxy.  If you are not a registered shareholder and you wish to change your vote you must, at least seven days before the Meeting, arrange for the intermediary which holds your common shares to revoke the proxy given by them on your behalf.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited by Management.  Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made, without special compensation, by regular officers and employees.  The Company may reimburse shareholders’ nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute proxies.  No solicitation will be made by specifically engaged employees or soliciting agents.  The cost of solicitation will be borne by the Company.  None of the directors have advised that they intend to oppose any action intended to be taken by management as set forth in this Information Circular.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

PROXY INSTRUCTIONS

The persons named in the accompanying proxy are current directors and/or officers of the Company.  If a shareholder wishes to appoint some other person (who need not be a shareholder) to represent that shareholder at the Meeting the shareholder may do so, either by striking out the printed names and inserting the desired person’s name in the blank space provided in the proxy or by completing another proper proxy and in either case delivering the completed and executed proxy to the Company’s transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, CANADA  M5J 2Y1, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or, with respect to any matter occurring after the reconvening of any adjournment of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of recommencement of such adjourned Meeting.  Proxies delivered after such times will not be accepted.

To be valid, the proxy must be dated and be signed by the shareholder or by a duly appointed attorney for such shareholder, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer.  If a proxy is signed by a person other than the registered shareholder, or by an officer of a registered corporate shareholder, the Chairman of the Meeting may require evidence of the authority of such person to sign before accepting such proxy.

THE SHARES REPRESENTED BY PROXY WILL, ON A POLL, BE VOTED OR WITHHELD FROM VOTING BY THE PROXY HOLDER IN ACCORDANCE WITH THE INSTRUCTIONS OF THE PERSON APPOINTING THE PROXYHOLDER ON ANY BALLOT THAT MAY BE CALLED FOR AND, IF A CHOICE HAS BEEN SPECIFIED WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE SHARES WILL BE VOTED ACCORDINGLY.

ON A POLL, IF A CHOICE WITH RESPECT TO SUCH MATTERS IS NOT SPECIFIED OR IF BOTH CHOICES HAVE BEEN SPECIFIED, THE PERSON APPOINTED PROXYHOLDER WILL VOTE THE SECURITIES REPRESENTED BY THE PROXY AS RECOMMENDED BY MANAGEMENT (WHICH, IN THE CASE OF THE MEETING, WILL BE IN FAVOUR OF EACH MATTER IDENTIFIED IN THE PROXY AND FOR THE NOMINEES OF MANAGEMENT FOR DIRECTORS AND AUDITORS).

The enclosed proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person(s) appointed proxyholder(s) thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and which may properly come before the Meeting.  At the time of the printing of this Information Circular, management knows of no such amendment, variation or other matter which may be presented to the Meeting.

NON-REGISTERED SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders for registered shareholders are permitted to vote at the Meeting.  Most of the shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.  More particularly, a person is not a registered shareholder in respect of shares of the Company which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either (a) in the name of an intermediary (the “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP’s, RRIF’s, RESP’s and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)) of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, Information Circular and proxy (collectively referred to as the “Meeting Material”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Material to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward the Meeting Material to Non-Registered Holders.  Generally, if you are a Non-Registered Holder and you have not waived the right to receive the Meeting Material you will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted to the number of shares beneficially owned by you, but which is otherwise not complete.  Because the Intermediary has already signed the proxy, this proxy is not required to be signed by you when submitting it.  In this case, if you wish to submit a proxy you should otherwise properly complete the executed proxy provided and deposit it with the Company’s Registrar and Transfer Agent, Computershare Investor Services Inc., as provided above; or

(b)

more typically, a Non-Registered Holder will be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy”, “authorization form” or “voting instruction form”) which the Intermediary must follow.  Typically, the proxy authorization form will consist of a one page pre-printed form.  Sometimes, instead of the one page printed form, the proxy authorization form will consist of a regular printed proxy accompanied by a page of instructions that contains a removable label containing a bar-code and other information.  In order for the proxy to validly constitute a proxy authorization form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the proxy, properly complete and sign the proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares that they beneficially own.  If you are a Non-Registered Holder and you wish to vote at the Meeting in person as proxyholder for the shares owned by you, you should strike out the names of the management designated proxy holders named in the proxy authorization form and insert your name in the blank space provided (executed by the broker).  In either case, you should carefully follow the instructions of your Intermediary, including when and where the proxy, proxy authorization or voting instruction form is to be delivered.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular, none of the current directors or executive officers, no proposed nominee for election as a director, none of the persons who have been directors or executive officers since the commencement of the last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, with the exception of the annual re-approval of the 2006 incentive stock option plan and the approval of the amendments to the exercise price and expiry date of certain incentive stock options held by insiders.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of the Company consists of 500,000,000 common shares without par value.  As at September 16, 2008, 43,854,588 common shares without par value were issued and outstanding.  Each issued common share carries the right to one vote at the Meeting.

On a show of hands, every individual who is present and is entitled to vote as a registered shareholder or as a representative of one or more registered corporate shareholders will have one vote (regardless of how many shares such shareholder holds), and on a poll every shareholder present in person or represented by a valid proxy and every person who is a representative of one or more corporate shareholders will have one vote for each share registered in that shareholder’s name on the list of shareholders, which is available for inspection during normal business hours at Computershare Investor Services Inc. and will be available at the Meeting.  Shareholders represented by proxyholders are not entitled to vote on a show of hands.

Only shareholders of record on the close of business on September 16, 2008 (the “Record Date”), who either personally attend the Meeting or who complete and deliver a proxy in the manner and subject to the provisions set out under the heading “Proxy Instructions” will be entitled to have their shares voted at the Meeting or any adjournment thereof.

To the knowledge of the Company’s directors and officers, the following are the only persons or companies who beneficially own, directly or indirectly, or exercise control or discretion over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company:

Name of Shareholder	Number of Shares	Percentage of Issued and Outstanding
AngloGold Ashanti (U.S.A.) Exploration Inc.(1)	5,997,295	13.67%
Cardero Resource Corp. (2)	4,815,300	10.98%

(1)

AngloGold Ashanti (U.S.A.) Exploration Inc. is an indirect wholly owned subsidiary of AngloGold Ashanti Limited, a South African public company whose securities are listed on the New York, Johannesburg, Ghanaian, London and Australian Stock Exchanges as well as the Paris and Brussels bourses.

(2)

Cardero Resource Corp. is a British Columbia public company whose common shares are listed on the Toronto, American and Frankfurt Stock Exchanges.

FINANCIAL STATEMENTS

The audited financial statements of the Company for the fiscal year ended May 31, 2008, and the accompanying management discussion and analysis, were filed on SEDAR on August 29, 2008 and have been mailed to all registered and beneficial shareholders who had requested them by returning the “Annual/Interim Financial Statement and MD&A Request Form” mailed by the Company as part of its 2007 annual general meeting materials.  If you wish to receive either or both of the annual audited financial statements and interim financial statements and accompanying MD&A for the 2008 fiscal year (which commenced on June 1, 2008), you must complete and return the “Annual/Interim Financial Statement and MD&A Request Form” accompanying this Information Circular.

ELECTION OF DIRECTORS

Election of Directors

There are presently six directors of the Company.  Management intends to place before the meeting for approval, with or without modification, a resolution fixing the number of directors for the time being at six.  Accordingly, it is anticipated that there will be six directors to be elected at the Meeting.

Each director is elected annually and holds office until the next annual meeting of shareholders, unless that person ceases to be a director before then.  In the absence of instructions to the contrary, the shares represented by proxies will, on a poll, be voted in favour of the nominees herein listed.  Management does not contemplate that any of the nominees will be unable to serve as a director.

The following table sets out the names of management’s nominees for election as directors, their province/state and country of residence, the positions and offices which they presently hold with, the length of time they have served as directors, their respective principal occupations or employments during the past five years and the number of shares which each beneficially owns, directly or indirectly, or over which control or direction is exercised as of the date of this Information Circular:

Name, Province and Country of Residence and Other Positions, if any, held with the Company	Date First Became a Director	Number of Shares Beneficially Owned Directly or Indirectly(1)
Anton J. Drescher(7) British Columbia, Canada Director	October 1, 1991	489,218
Rowland Perkins(4)(5)(6) Alberta, Canada Director	October 22, 1998	2,000
Hendrik Van Alphen British Columbia, Canada Director and Chair	September 22, 2006	725,500(2)
Benjamin Guenther(5)(6)(7) Colorado, U.S.A. Director	September 22, 2006	Nil(3)
Michael Bartlett(4)(6) Orlando, Florida Director	May 23, 2007	Nil
Ronald Sheardown(4)(5) Anchorage, Alaska Director	May 23, 2007	Nil

(1)

The foregoing information as to province/state and country of residence and number of shares held, not being within the knowledge of the Company, has been furnished by the respective nominees themselves.

(2)

Mr. Van Alphen is the President and a director of Cardero Resource Corp., a public company, which holds an aggregate of 4,815,300 common shares.

(3)

Mr. Guenther is a senior officer of AngloGold Ashanti Americas Inc., an affiliate of AngloGold Ashanti (U.S.A.) Exploration Inc., which holds an aggregate of 5,997,295 common shares.

(4)

Member of Audit Committee.

(5)

Member of the Compensation Committee.

(6)

Member of the Nominating and Corporate Governance Committee

(7)

Member of the Sustainable Development Committee.

There is no executive committee of the board of directors.

Unless otherwise stated, each of the below-named nominees has held the principal occupation or employment indicated for the past five years (information provided by the respective nominees):

Hendrik Van Alphen (Director, Chair) - Mr. Van Alphen has, since 1999, been the President of Cardero Resource Corp., a public mineral exploration company trading on the Toronto, American and Frankfurt Stock Exchanges.  He is presently also the President (since 2006) and a director of Wealth Minerals Ltd. and a director of Athlone Energy Ltd., both companies listed on the TSXV.

Anton J. Drescher (Director) – Mr. Drescher ceased to act as President and CEO of the Company on September 22, 2006.  Mr. Drescher has been Chief Financial Officer and a director of USA Video Interactive Corp., a public company listed for trading on the TSXV and the OTC Bulletin Board, since December 1994, which company is involved in streaming video and video-on-demand.  He has also been a director and Secretary/Treasurer of Dorato Resources Inc., a public company listed on the TSXV, involved in digital audio distribution since 1996; President of Westpoint Management Consultants Limited, a private company engaged in tax and accounting consulting for business reorganizations since 1979; President of Harbour Pacific Capital Corp., a private British Columbia company involved in regulatory filings for businesses in Canada since 1998; a director of Landmark Minerals Inc., a public company listed on the TSXV, since 2003 and a director of Waymar Resources Ltd., a public company listed on the TSXV, since 2005.  Mr. Drescher has been a Certified Management Accountant since 1981.

Rowland Perkins (Director) - Mr. Perkins has been the President and a director of eBackup Inc. from 2001 to present.  Previously, he was the Marketing Manager of Intellisave Datavaults Inc. (Securinet Inc.) from 1999 to 2000.  Mr. Perkins has also served as a director of USA Video Interactive Corporation since January 2005.

Benjamin Guenther (Director) - Mr. Guenther graduated from the Colorado School of Mines as a mining engineer (BS Mining Engineering) in 1974.  Thereafter, until 1986, he held various managerial positions at mining operations in the USA owned or operated by Hanna Mining Company.  From 1987 to 1994 he was Mine Manager, then General Manger, at the Cannon Mine of Asamera Minerals in Wenatchee, Washington, USA.  He joined Minorco (now AngloGold Ashanti) in 1995 as Senior Vice President General Manager of Jerritt Canyon mine in Elko, Nevada, USA.  In 2000 he was seconded to AngloGold Ashanti’s corporate office in Johannesburg as Head of Mining.  In 2001, he assumed some responsibilities for safety and health, as well as heading up the Corporate Technical Group.  He was appointed Executive Officer-Corporate Technical Group of AngloGold Ashanti in May 2004.  In 2006 he returned to the USA as Executive Officer-Technical International of AngloGold Ashanti.

Michael Bartlett (Director) – Mr. Bartlett is the President (since 1989) of Leisure Capital & Management Inc., a company which specializes in pre-development start-ups and innovative strategic, conceptual, economic and financial solutions.  He is also a director of Wealth Minerals Ltd., a public natural resource company listed on the TSXV.  Mr. Bartlett has extensive experience with emerging companies in the public sector.

Ronald Sheardown (Director) – Mr. Sheardown is the president of Greatland Exploration, Ltd. and has been involved in Alaskan and Canadian exploration for over 50 years, with discoveries such as the co-discovery (with Murray Watts) of the Mary River Iron Ore Deposit of Baffinland Iron Mines Limited (reported indicated and inferred resources of 337Mt of 66% iron) to his credit.  In addition, Mr. Sheardown was part of the team that discovered the Asbestos Hill and Raglan deposits in Quebec and the Black Angel mine in Greenland.  More recently, he has served as a technical advisor to Rudnik Matrosova (a division of Norilsk Nickel) on the development of the Natalka deposit in eastern Russia.  Mr. Sheardown has also held a number of important positions within the State of Alaska and various mining related organizations.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.

Except as noted below, no proposed director is, as at the date of this Information Circular, or has been within ten years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that:

(a)

was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means:

(a)

a cease trade order;

(b)

an order similar to a cease trade order; or

(c)

an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

Michael Bartlett was President and a director of Creative Entertainment Technologies Inc. (“Creative”).  On May 29, 2002 a cease trade order was issued against Creative for failure by Creative to file its financial statements for the year ended December 31, 2001, and such cease trade order remains in effect.  Mr. Bartlett resigned as a director and officer of Creative in 2002.

1.

No proposed director:

(a)

is, as at the date of this information circular, or has been within the ten years before the date of this information circular, a director or executive officer of any company (including the Company) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)

has, within ten years before the date of this information circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

2.

No proposed director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in deciding whether to vote for a proposed director.

EXECUTIVE COMPENSATION

Definitions

For the purpose of this Information Circular:

“Board” means the board of directors of the Company;

“Chief Executive Officer” or “CEO” means each individual who served as chief executive officer or acted in a similar capacity during the most recently completed financial year;

“Chief Financial Officer” or “CFO” means each individual who served as chief financial officer or acted in a similar capacity during the most recently completed financial year;

“executive officer” means an individual who is:

(a)

a chair, vice-chair or president,

(b)

 a vice-president in charge of a principal business unit, division or function including, sales, finance or production, or

(c)

performing a policy-making function in respect of the Company;

“long-term incentive plan” or “LTIP” means a plan providing compensation intended to motivate performance over a period greater than one financial year.  LTIPs do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale;

“Named Executive Officers” or “NEO’s” means the following individuals:

(a)

each CEO;

(b)

each CFO;

(c)

each of the three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds CAD 150,000; and

(d)

any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an officer at the end of the most recently completed financial year-end;

“options” includes all options, share purchase warrants and rights granted by the Company or subsidiary of the Company as compensation for employment services or office.  An extension of an option or replacement grant is a grant of a new option.  Also, options includes any grants made to a NEO by a third party or a non-subsidiary affiliate in respect of services provided to the Company or a subsidiary of the Company;

“plan” includes, but is not limited to, any arrangement, whether or not set forth in any formal document and whether or not applicable to only one individual, under which cash, securities, options, SARs, phantom stock, warrants, convertible securities, shares or units that are subject to restrictions on resale, performance units and performance shares, or similar instruments may be received or purchased.  It excludes the Canada Pension Plan, similar government plans and group life, health, hospitalization, medical reimbursement and relocation plans that are available generally to all salaried employees (for example) and do not discriminate in scope, terms or operation in favour of executive officers or directors;

“stock appreciation right” or “SAR” means a right, granted by the Company or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Company’s securities.

Named Executive Officers

Summary Compensation Table

During the financial year ended May 31, 2008, the Company had three Named Executive Officers, being Jeffrey A. Pontius, President & Chief Executive Officer, Russell Myers, Vice-President, Exploration and Michael W. Kinley, Chief Financial Officer.

The following table is a summary of the compensation paid to the NEO’s during the three (3) most recently completed financial years, for services rendered:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year(1)	Salary(5) (CAD)	Bonus (CAD)	Other Annual Compen- sation (CAD)	Securities Under Options/ SARs Granted (#)(2)	Restricted Shares or Restricted Share Units (CAD)	LTIP Payouts (CAD)	All Other Compen- sation (CAD)
Jeffrey Pontius CEO	2008 2007 2006	197,235 180,002 N/A	200,000 Nil N/A	6,553(2) 4,050(2) N/A	20,000 570,000/0 N/A	Nil Nil N/A	Nil Nil N/A	Nil 22,265(3) N/A
Michael W. Kinley CFO	2008 2007 2006	N/A N/A N/A	Nil Nil N/A	Nil Nil N/A	Nil 180,000/0 N/A	Nil Nil N/A	Nil Nil N/A	60,000(4) 40,000(4) N/A
Russell Myers Vice-President, Exploration	2008 2007 2006	112,115 98,528 N/A	45,000 Nil N/A	5,489 (2) 4,619 (2) N/A	20,000 180,000/0 N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A

(1)

Fiscal years ended May 31.

(2)

Represents amounts paid by Talon Gold (US) LLC (“Talon US”), an indirect wholly owned US subsidiary of the Company, to a defined benefit contribution plan on behalf of each of Messrs. Pontius and Myers in accordance with their employment agreements.

(3)

Represents consulting fees paid to Mr. Pontius by the Company for consulting services rendered prior to the commencement of his employment by Talon on August 8, 2006.

(4)

These amounts were paid for consulting services provided by Winslow Associates Management and Communications Inc., a private company wholly owned by Mr. Kinley.

(5)

Salary and other annual compensation paid in USD and converted to CAD at the weighted average of the quarterly USD to CAD exchange rates for the financial year ended May 31, 2008.

Long-Term Incentive Plans – Awards Table

The Company has not granted any LTIP’s during the past financial year.

Option/SAR Grants

The Company has not granted any SAR’s to NEO’s during the financial year ended May 31, 2008.  During the financial year ended May 31, 2008, the following incentive stock options were granted to the NEO’s:

NEO Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Financial Year(1)	Exercise or Base Price (CAD/Security)	Market Value of Securities Underlying Options on the Date of Grant (CAD/Security)	Expiration Date
Jeffrey Pontius	20,000	10.52%	1.52	1.52	January 16/10
Michael W. Kinley	Nil	N/A	N/A	N/A	N/A
Russell Myers	20,000	10.52%	1.52	1.52	January 16/10

(1)

Percentage of all of the Company’s options granted during the last fiscal year.

The following table sets forth details of all exercises of stock options during the last financial year by the NEOs and the financial year-end value of unexercised options on an aggregated basis:

NEO Name	Securities Acquired on Exercise (#)	Aggregate Value Realized($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Jeffrey Pontius	Nil	Nil	590,000/Nil	$3,400/Nil
Michael W. Kinley	Nil	Nil	180,000/Nil	Nil/Nil
Russell Myers	Nil	Nil	200,000/Nil	$3,400/Nil

(1)

Value using the closing price of common shares of the Company on the TSX Venture Exchange (“TSXV”) on the date of exercise, less the exercise price per share.

(2)

Value using the closing price of common shares of the Company on the TSXV on May 30, 2008, being the last trading day of the Company’s shares for the financial year, of $1.69 per share, less the exercise price per share.

Option and SAR Repricings

No incentive stock options held by NEO’s were repriced during the last financial year.  Subsequent to the financial year end, certain incentive stock options were amended to reduce the exercise price and extend the expiry date.  See “Particulars of Matters to be Acted Upon – Approval of Amendments to Insider Incentive Stock Options”.

Defined Benefit or Actuarial Plan Disclosure

The Company does not provide retirement benefits for directors or executive officers.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company has no plans or arrangements in respect of remuneration received or that may be received by a NEO in the Company’s most recently completed financial year or current financial year in respect of compensating such officer in the event of termination of employment (as a result of resignation, retirement, change of control, etc.) or a change in responsibilities following a change of control.

Talon has entered into an agreement dated August 7, 2006 with Jeffrey A. Pontius, pursuant to which Mr. Pontius is employed by Talon as its full-time President at an annual salary of USD 190,000 plus employee benefits (which are the same for Mr. Pontius as for the other employees of Talon), the cost of which approximates CAD 1,660 month.  In accordance with the terms of the agreement, the Company paid Mr. Pontius the sum of CAD 197,235 in salary during the financial year ended May 31, 2008.  Mr. Pontius’ employment is “at will”, such that either the Company or Mr. Pontius may terminate the employment of Mr. Pontius at any time for any reason, with or without prior notice.  No amounts are payable by the Company to Mr. Pontius in connection with the termination, for any reason, of his employment.

Talon has entered into an agreement dated August 7, 2006 with Russell Meyers, pursuant to which Mr. Myers is employed by Talon as its full-time Vice-President, Exploration at an annual salary of USD 108,000 plus employee benefits (which are the same for Mr. Myers as for the other employees of Talon), the cost of which approximates CAD 1,445 month.  In accordance with the terms of the agreement, the Company paid Mr. Myers the sum of CAD 112,115 in salary during the financial year ended May 31, 2008.  Mr. Myers’ employment is “at will”, such that either the Company or Mr. Myers may terminate the employment of Mr. Myers at any time for any reason, with or without prior notice.  No amounts are payable by the Company to Mr. Myers in connection with the termination, for any reason, of his employment.

Composition of the Compensation Committee

The Company’s Compensation Committee is presently comprised of three independent directors, being Rowland Perkins (Chair), Benjamin Guenther and Ronald Sheardown.  From June 1, 2007 (being the start of the Company’s last completed financial year) until June 28, 2007, the Compensation Committee was comprised of two independent directors, being Rowland Perkins and Benjamin Guenther, and one non-independent director, being Hendrik Van Alphen, the Chair of the Board.  Other than as noted above, no member of the Compensation Committee:

1.

is, or was during the most recently completed financial year of the Company, an officer or employee of the Company;

2.

is a former officer or employee of the Company;

3.

has, or has had, any relationship that requires disclosure by the Company under the sections entitled “Indebtedness of Directors or Executive Officers” or “Interest of Informed Persons in Material Transactions” of this Information Circular; or

4.

was an executive officer of the Company and also served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another issuer, one of whose executive officers served either:

(a)

on the Compensation Committee of the Company; or

(b)

as a director of the Company.

The Board has adopted a written charter for the Compensation Committee, effective September 22, 2006.  There is no written position description for the Chair of the Compensation Committee.  However, as a general statement, the Chair is responsible for setting the tone for the committee work, ensuring that members have the information needed to do their jobs, overseeing the logistics of the committee’s operations, reporting to the Board on the committee’s decisions and recommendations and setting the agenda for the meetings of the committee.

The Compensation Committee is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practises of the Company and its subsidiaries and administering the Company’s Incentive Stock Option Plan.  With regard to the CEO, the Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light of those goals and objectives and making recommendations to the Board with respect to the Chief Executive Officer’s compensation level based on this evaluation.  In consultation with the CEO, the Compensation Committee makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the directors and officers other than the CEO, including recommendations regarding awards under share compensation plans.  The Compensation Committee also reviews executive compensation disclosure before the Company publicly discloses the information.  The Compensation Committee’s decisions are typically reflected in consent resolutions.

The Compensation Committee has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties (including compensation consultants and advisers), but it did not retain any such outside consultants or advisors during the financial year ended May 31, 2008.

Report on Executive Compensation

General

The executive officers of the Company are compensated in a manner consistent with their respective contributions to the overall benefit of the Company, and in line with the criteria set out below.

Executive compensation is based on a combination of factors, including a comparative review of information provided to the Compensation Committee by compensation consultants, recruitment agencies and auditors (if any) as well as historical precedent.  In the case of a mineral exploration company such as the Company, the ability to determine and carry out generative programs based on new geological theories or concepts in previously unexplored areas, the ability to source and secure promising mineral properties, the ability to raise the necessary capital to explore such properties and maintain the Company’s ongoing activities, the ability to focus the Company’s resources and to appropriately allocate such resources to the benefit of the Company as a whole, the ability to ensure compliance by the Company with applicable regulatory requirements and the ability to carry on business in a sustainable manner are considered by the Compensation Committee to be of primary importance in assessing the performance of its executive officers.

The foregoing criteria are used to assess the appropriate compensation level for the CEO and other executive officers.

Executive Compensation Program

The executive compensation program formulated by the Compensation Committee is designed to encourage, compensate and reward senior management of the Company on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders.

Substantially all of the senior management employees of the Company are US residents and are therefore employees of Talon US.  However, the compensation of such individuals is still within the mandate of the Company’s Compensation Committee.  The base salaries of senior management of the Company are set at levels which are competitive with the base salaries paid by companies of comparable or similar size within the mining industry, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company.  Initially, salaries and benefits are set through negotiation when an executive officer joins the Company (with direct input from the Compensation Committee) and are reflected in the employment agreement executed at that time.  The compensation of such individuals is then subsequently reviewed each financial year to determine if adjustments are required.  The Company, through Talon US, also has an appropriate benefit program in place, including medical and dental benefits and basic life insurance, which applies to all permanent employees of Talon US, as it believes that such a plan is an important consideration in attracting the necessary personnel.

The incentive portion of the compensation package, consisting primarily of the awarding of stock options and bonuses, is directly tied to the performance of both the individual and the Company.  Share ownership opportunities are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.  Generally, the Compensation Committee believes that incentive stock options should not be granted for longer than two years, except in exceptional circumstances.  The Compensation Committee does not view share appreciation rights (SAR’s), restricted stock units, securities purchase programs or long term incentive programs (other than incentive stock options) or pension plans as appropriate components of compensation programs for junior resource companies such as the Company.  Accordingly, no such elements are included in the Company’s compensation program.

In general, the Compensation Committee considers that its compensation program should be relatively simple in concept and that its focus should be balanced between reasonable annual compensation (base salaries in line with current industry standards) and longer term compensation tied to performance of the Company as a whole (incentive compensation in the form of stock options and cash bonuses where warranted).

Base Salaries

The level of the base salary for each employee of the Company, within a specified range, is determined by the level of responsibility and the importance of the position to the Company, within competitive industry ranges.  The Compensation Committee, in consultation with the CEO, makes recommendations to the Board regarding the base salaries and bonuses (if any) for senior management and employees of the Company other than the CEO.  The Compensation Committee is responsible for recommending the salary level of the CEO to the Board for approval (which must be by a vote of a majority of the independent directors).  No salary increases were awarded for the fiscal year ended May 31, 2008 (the last such increases with respect to some, but not all, senior management being January 1, 2007).

Bonuses

The CEO presents recommendations to the Compensation Committee with respect to bonuses (if any) to be awarded to the members of senior management (other than himself) and to the other employees of the Company (if any).  The Compensation Committee evaluates each member of senior management and the other employees of the Company in terms of their performance and the performance of the Company.  The Compensation Committee then makes a determination of the bonuses, if any, to be awarded to each member of senior management (including the CEO) and to the employees of the Company, and recommends such determination to the Board.  Based on the performance of the Company, and the efforts of a number of members of senior management and employees in moving the Company forward after the acquisition of the Company’s Alaskan mineral properties from AngloGold Ashanti (USA) Exploration Inc. in August, 2006, in November 2007 the Compensation Committee recommended, and the Board approved, an aggregate of CAD 400,000 in bonuses to the CEO, the Chair, the Vice-President, Exploration, the Vice-President- Corporate Communications and certain employees (paid in December, 2007).

Incentive Stock Option Plan

The Company’s 2006 Incentive Stock Option Plan is administered by the Compensation Committee, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company.  Grants of options under the 2006 Incentive Stock Option Plan are proposed/recommended by the CEO, and reviewed by the Compensation Committee.  The Compensation Committee can approve or reject any proposed grants, in whole or in part.  The resulting option grant (if any) is then submitted to the Board for approval.  Please see “Securities Authorized for Issuance under Equity Compensation Plans” above for a summary of the Company’s 2006 Incentive Stock Option Plan.  During the fiscal year ended May 31, 2008, the Compensation Committee approved all recommendations for the grant of incentive stock options proposed by the CEO (of which an aggregate of 37% were granted to executive officers and 21% to the independent directors).

Subsequent to the year-end, at the request of the CEO, the Compensation Committee reviewed the outstanding incentive stock option situation and concluded that a reduction in the exercise price, and an extension of the expiry date, of the majority of the Company’s outstanding incentive stock options was warranted, as, in the opinion of the committee, management and the employees of the Company have been working steadily to deliver on its promise to create shareholder value (having identified significant inferred gold resources and currently pushing forward with an aggressive exploration programs to increase those resources and identify additional ones) but the results, and the value thereby created, are not being appropriately recognized in the current market or reflected in the Company’s share price through no fault of management.  Accordingly, the Compensation Committee recommended, and the Board approved, certain amendments to an aggregate of 3,675,000 outstanding incentive stock options (subject, in the case of the 2,405,000 stock options held by insiders, to the approval thereof by the shareholders at the Meeting).

Compensation of the CEO

The process for the setting of the compensation of the CEO of the Company is the same as for the other members of senior management of the Company.  The CEO’s performance is evaluated by the Compensation Committee relative to various objectives set for him and the Company, as noted above.  In the fiscal year ended May 31, 2008, the Compensation Committee did not recommend any increases in the base salary of the CEO.

The foregoing report has been furnished by Rowland Perkins, Chair of the Compensation Committee, as of September 9, 2008.

Performance Graph

The following chart compares the total cumulative shareholder return on $100 invested in common shares of the Company on May 31, 2003 with the cumulative total returns of the S&P/TSX Composite Index for the five most recently completed financial years:

	2003	2004	2005	2006	2007	2008
International Tower Hill Mines Ltd.	100	117	55	57	483	282
S&P/TSX Composite Index	100	123	140	171	205	215

Compensation of Directors

Except as noted below, the Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as a consultant or expert during the fiscal year ended May 31, 2008.

Except as noted below, none of the Company’s current directors who are not NEOs have received any manner of compensation for services provided in their capacity as directors, consultants or experts during the Company’s most recently completed financial year.

Effective February 1, 2008, the Compensation Committee recommended, and the Board approved, the payment of annual retainer and meeting fees to the independent directors of the Company, in recognition of the fact that service as a director in an active resource exploration company such as the Company requires a significant commitment of time and effort, as well as the assumption of increasing liability.  Independent directors receive a monthly retainer fee of CAD 2,000 (CAD 24,000 per annum), plus an additional fee of CAD 500 per Board or Board committee meeting attended in person or by conference telephone.  There is no additional compensation paid with respect to committee membership.  In addition, the Company reimburses directors for their out-of-pocket costs incurred in attending board meetings.  During the fiscal year ended May 31, 2008, each of Messrs. Drescher, Sheardown, Perkins and Bartlett received aggregate director’s fees of CAD 8,000.  Messrs. Van Alphen and Guenther do not receive director’s fees.

Directors who are not NEO’s are also eligible to receive incentive stock options.  The following table sets out the incentive stock options granted during the financial year ended May 31, 2008 to the directors of the Company who were not NEOs:

Name	Securities Under Option	Exercise Price (CAD)	Market Value of Securities Underlying Options on Date of Grant (CAD)	Expiration Date
Michael Bartlett	10,000	1.52	1.52	January 16, 2010
Rowland Perkins	10,000	1.52	1.52	January 16, 2010
Hendrik Van Alphen	20,000	1.52	1.52	January 16, 2010
Benjamin Guenther	Nil	N/A	N/A	N/A
Ronald Sheardown	10,000	1.52	1.52	January 16, 2010
Anton Drescher	10,000	1.52	1.52	January 16, 2010

The following table sets forth details of all exercises of stock options during the last financial year ended May 31, 2008, by directors who are not Named Executive Officers of the Company, as a group, and the financial year-end value of unexercised stock options on an aggregated basis:

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Directors who are not Named Executive Officers (6)	Nil	Nil	995,000/Nil	CAD 10,200/Nil

(1)

Calculated using the closing price of the Company’s common shares on the TSXV on the date of exercise less the exercise price multiplied by the number of shares acquired.

(2)

Value using the closing price of common shares of the Company on the TSXV on May 30, 2008, being the last trading day for the common shares for the financial year, of $1.69 per share, less the exercise price per share.

AUDIT COMMITTEE

Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor, in their Annual Information Form.  This information with respect to the Company is provided in Item 17 and Schedule “A” of the Company’s 2008 Annual Information Form dated August 25, 2008, available at www.sedar.com.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 – Disclosure of Corporate Governance Practices requires full and complete annual disclosure of an issuer’s corporate governance practices in Form 58-101F1.  The Company’s approach to corporate governance, with reference to the Corporate Governance Guidelines contained in National Policy 58-201, is provided in Schedule “A”.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Table of Equity Compensation Plan Information

The following table sets forth details of all equity compensation plans of the Company as of May 31, 2008, being the end of Company’s last completed financial year.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under the Equity Compensation Plans (1)
Equity Compensation Plans Approved by Securityholders(2)	3,965,000	$2.68	417,959
Equity Compensation Plans Not Approved By Securityholders	Nil	Nil	N/A
Total	3,965,000	$2.68	417,959

(1)

As at May 31, 2008, being the Company’s last completed financial year.

(2)

The only equity compensation plan of the Company is the 2006 Incentive Stock Option Plan.

Incentive Stock Option Plan

The Company presently has a “rolling” stock option plan (the 2006 Incentive Stock Option Plan (“Plan”)), which reserves a number equal to 10% of the then issued common shares (calculated as at the time of any particular stock option grant) for the grant of stock options.  The Plan was approved by the shareholders on November 13, 2007 and accepted for filing by the TSXV on November 29, 2007.  The Plan requires re-approval by the shareholders at the Meeting.  For details of the Plan, see “Particulars of Matters to be Acted Upon – Annual Re-approval of Incentive Stock Option Plan”.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

Aggregate Indebtedness

At no time during the last completed financial year was any current director, executive officer or employee or any former director, executive officer or employee of the Company or any of any of the Company’s subsidiaries, or any proposed nominee for election as a director of the Company:

(a)

indebted to the Company or any of its subsidiaries; or

(b)

indebted to another entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth below, no informed person of the Company has, since June 1, 2007 (being the commencement of the Company’s last completed financial year), had any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

As defined in National Instrument 51-102 “informed person” means:

(a)

a director or executive officer of the Company:

(b)

a director or executive officer of a person or corporation that is itself an informed person or subsidiary of the Company;

(c)

any person or corporation who beneficially owns, directly or indirectly, voting securities of a reporting issuer or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of the Company (other than voting securities held by the person or corporation as underwriter in the course of a distribution); and

(d)

the Company, if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

The Company has entered into a purchase agreement dated June 6, 2008 with AngloGold Ashanti (USA) Exploration Inc. (“AngloGold”) to acquire all of the interest of AngloGold in the Terra and LMS properties in Alaska (in which the Company has, or has the right to earn, an interest pursuant to option/joint venture agreements, each dated August 4, 2006, with AngloGold), plus certain other AngloGold rights.  The purchase agreement encompasses all royalties and residual rights held by AngloGold in the Terra and LMS properties, as well as AngloGold’s first refusal rights on transactions involving the West Pogo and Gilles properties held by the Company (and originally acquired from AngloGold).

Under the terms of the purchase agreement, the Company will acquire all of the right, title and interest of AngloGold in the Terra and LMS projects (including AngloGold’s right of first offer on any disposition thereof by the Company).  In addition, AngloGold has also relinquished its right of first offer on two of the Company’s other 100% owned projects, being the West Pogo project (which is situated on the western boundary of the Pogo joint venture land package) and the Gilles project (which is located along the Pogo mine road, 25 kilometres southwest of the West Pogo property).  The total purchase price is CAD 751,500, which will be satisfied by the issuance of an aggregate of 450,000 common shares (valued, for this purpose, at CAD 1.67 per share).  The transaction has been accepted for filing by both the TSXV and the American Stock Exchange, and is anticipated to close prior to the end of September, 2008.

AngloGold presently holds 5,997,295 Common Shares, representing approximately 13.67%, of the outstanding common shares.  Following the closing of the transaction, AngloGold will hold 6,447,295 common shares, representing approximately 14.55% of the then issued common shares.  The proposed transaction was approved by the Company’s Audit Committee, which is composed solely of independent directors, and by the directors of the Company other than AngloGold’s nominee.

APPOINTMENT OF AUDITOR

The Audit Committee has recommended to the Board that the Company propose Messrs. MacKay LLP, Chartered Accountants, the incumbent auditors, to the shareholders for re-election as the Company’s auditors for the financial year ending May 31, 2009.  Accordingly, unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of MacKay LLP, Chartered Accountants, as auditors of the Company and to authorize the directors to fix their remuneration.

MANAGEMENT CONTRACTS

The management functions of the Company are not, to any substantial degree, performed by a person or persons other than the Company’s directors or senior officers.

PARTICULARS OF MATTERS TO BE ACTED UPON

Approval of Amendment to Insider Options

On July 16, 2008, the Company’s Compensation Committee recommended, and the Board approved, amendments to an aggregate of 3,875,000 outstanding incentive stock options to:

1.

extend the expiry date for up to eighteen months, such that all options (which were originally granted for a period of two years and which have expiry dates of either January 26, 2009 or May 23, 2009) will now expire on July 16, 2010; and

2.

reduce the exercise prices (which currently range from $2.70 to $2.95) to $1.75.

An aggregate of 2,405,000 of these options are held by insiders.  The policies of the TSXV permit amendments to the expiry date and exercise price of incentive stock options, provided that such options have been granted more than six months prior to any amendment, the amended option term does not exceed the maximum permitted under TSXV policies (5 years in the case of the Company), and that, if the amended exercise price is less than the market price at the time of such amendment, such amended options are subject to a new four-month hold period (commencing on the date of amendment).  The amendments approved by the Board meet all of these requirements (although the amended exercise price is in excess of the market price of the common shares at the time of the repricing).  In addition, the TSXV requires that any amendments to any incentive stock options held by insiders must be approved by the “disinterested” shareholders.

The following amended options are held by insiders:

Insider	No. of Shares	Original Exercise Price	Original Expiry Date	Amended Exercise Price	Amended Expiry Date
Hendrik Van Alphen	300,000 70,000	$2.70 2.95	January 26, 2009 May 23, 2009	$1.75 $1.75	July 16, 2010 July 16, 2010
Anton Drescher	200,000 40,000	$2.70 $2.95	January 26, 2009 May 23, 2009	$1.75 $1.75	July 16, 2010 July 16, 2010
Rowland Perkins	100,000 25,000	$2.70 $2.95	January 26, 2009 May 23, 2009	$1.75 $1.75	July 16, 2010 July 16, 2010
Jeffrey Pontius	500,000 70,000	$2.70 $2.95	January 26, 2009 May 23, 2009	$1.75 $1.75	July 16, 2010 July 16, 2010
Russell Myers	150,000 30,000	$2.70 $2.95	January 26, 2009 May 23, 2009	$1.75 $1.75	July 16, 2010 July 16, 2010
Quentin Mai	150,000 30,000	$2.70 $2.95	January 26, 2009 May 23, 2009	$1.75 $1.75	July 16, 2010 July 16, 2010
Michael Kinley	150,000 30,000	$2.70 $2.95	January 26, 2009 May 23, 2009	$1.75 $1.75	July 16, 2010 July 16, 2010
Marla Ritchie	150,000 30,000	$2.70 $2.95	January 26, 2009 May 23, 2009	$1.75 $1.75	July 16, 2010 July 16, 2010
Lawrence Talbot	150,000 30,000	$2.70 $2.95	January 26, 2009 May 23, 2009	$1.75 $1.75	July 16, 2010 July 16, 2010
Michael Bartlett	100,000	$2.95	May 23, 2009	$1.75	July 16, 2010
Ronald Sheardown	100,000	$2.95	May 23, 2009	$1.75	July 16, 2010
Total:

The amendment to any of the incentive stock options not held by insiders does not require approval by the shareholders, and such amendments become effective on July 16, 2008.

Accordingly, the disinterested shareholders will be asked at the Meeting to consider and, if thought fit, pass an ordinary resolution in substantially the following form:

“RESOLVED that the amendments to an aggregate of 2,405,000 outstanding incentive stock options of the Company held by insiders, to reduce the exercise price of such options from $2.70 and $2.95 (as applicable) to $1.75, and to extend the expiry date of such options from January 26, 2009 or May 23, 2009 (as applicable) to July 16, 2010, be and the same are hereby approved.”

The applicable policies of the TSXV require that the foregoing resolution be passed by a majority of the “disinterested shareholders”.  “Disinterested shareholders” means all shareholders other than:

(a)

any of the insiders whose incentive stock options are to be amended;

(b)

any issuer of which any person in (a) beneficially owns or controls, directly or indirectly, voting securities entitling such person to more than 10% of the voting rights attached to all outstanding securities of such issuer;

(c)

any partner of a person in (a);

(d)

any trust or estate in which any person in (a) has a substantial beneficial interest or in respect of which any person in (a) serves as a trustee or in a similar capacity; and

(e)

the spouse or child of a person in (a) or any relative of a person in (a) who lives in the same residence.

Accordingly, any votes attached to common shares held, directly or indirectly, by any of any of the foregoing persons will be excluded from the vote on such resolution.  In order to be approved, the resolution will require the favourable vote of a simple majority (50% + 1) of the votes cast by persons eligible to vote on the resolution in person or by proxy at the Meeting.  If the resolution is not passed, the options in question held by insiders will not be amended, and will retain their current exercise prices and expiry dates.  The amendments to the foregoing options are subject to the acceptance for filing thereof by the TSXV.

Annual Re-Approval of Incentive Stock Option Plan

Pursuant to Policy 4.4 of the TSXV, all TSXV listed companies are required to adopt a stock option plan prior to granting incentive stock options.  Accordingly, in August 2006, the Board established the Plan.  The purpose of the Plan is to attract and motivate directors, senior officers, employees, consultants and others providing services to the Company and its subsidiaries, and thereby advance the Company’s interests, by affording such persons with an opportunity to acquire an equity interest in the Company through the issuance of stock options.  The Plan is a “rolling” stock option plan reserving a maximum of 10% of the issued shares of the Company at the time of the stock option grant.  The shareholders originally approved the Plan on September 22, 2006 and subsequently re-approved it on November 13, 2007.  As a “rolling” stock option plan, the Plan is required to be re approved by the shareholders each year.

The material terms of the Plan are as follows:

1.

Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants (all as defined in the Plan) of the Company and its Affiliates who are, in the opinion of the Compensation Committee, in a position to contribute to the success of the Company or any of its Affiliates.

2.

The aggregate number of shares which may be issued pursuant to options granted under the Plan, unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the common shares issued and outstanding at the time of the grant.

3.

The number of shares subject to each option will be determined by the Board, or a duly appointed committee of the Board (in the case of the Company, this is the Compensation Committee), provided that the aggregate number of shares reserved for issuance pursuant to options granted to:

(a)

insiders during any 12 month period may not exceed 10% of the issued shares;

(b)

any one individual during any 12 month period may not exceed 5% of the issued shares;

(c)

any one consultant during any 12 month period may not exceed 2% of the issued shares; and

(d)

all persons employed to provide investor relations activities (as a group) may not exceed 2% of the issued shares during any 12 month period; in each case calculated as at the date of grant of the option, including all other shares under option to such person at that time.

4.

The exercise price of an option may not be set at less than the minimum price permitted by the TSXV (currently the closing price of the common shares on the TSXV on the day prior to an option grant less the maximum discount permitted by the TSXV).

5.

Options may be exercisable for a period of up to five years from the date of grant, unless the Company is classified as a Tier 1 issuer by the TSXV (not presently the case), in which case options may be exercisable for a period of ten years from the date of grant.

6.

The Plan does not contain any specific provisions with respect to the causes of cessation of entitlement of any optionee to exercise his option, provided, however, that the directors may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee’s death.

7.

Options are non-assignable and non-transferable.

8.

The Plan does not provide for any specific vesting periods.  The Compensation Committee may determine when any option will become exercisable and any applicable vesting periods, and may determine that an option shall be exercisable in instalments.  However, options granted to consultants engaged to perform investor relations activities must be subject to a vesting requirement, whereby such options will vest over a period of not less than 12 months, with a maximum of 25% vesting in any 3 month period.

9.

On the occurrence of a takeover bid, issuer bid or going private transaction, the Board will have the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the shares thereby issued to such bid and the completion of, and consequent taking up of such shares under, such bid or going private transaction.

10.

The exercise price per optioned share under an option may be reduced, at the discretion of the Compensation Committee, if:

(a)

at least six months has elapsed since the later of the date such option was granted and the date the exercise price for such option was last amended; and

(b)

disinterested shareholder approval is obtained for any reduction in the exercise price under an option held by an insider of the Company.

11.

The Company does not and will not provide any financial assistance to any optionee in connection with the exercise of any option.

If the Plan is not re-approved, options will continue to be granted and amended from time to time, subject to shareholder approval when required.

As at September 16, 2008, there are incentive stock options outstanding under the Plan to purchase an aggregate of 3,965,000 common shares, representing 9.04% of the issued capital as at that date.  As at September 16, 2008, a total of 4,385,458 options (representing 10% of the outstanding capital as at that date) are permitted to be granted under the Plan, and therefore an additional 420,458 options are available for grant under the Plan as at that date.

A copy of the Plan may be inspected at the Company’s head office located at Suite 1920 - 1188 West Georgia Street, Vancouver, B.C. during normal business hours at any time up to the date of the Meeting and at the Meeting.  In addition, a copy of the Plan will be mailed, free of charge, to any shareholder who sends a written request therefor to the Company’s Corporate Secretary at Suite 1920 – 1188 West Georgia Street, Vancouver, B.C., CANADA  V6E 4A2.

Accordingly, shareholders will be asked at the Meeting to pass an ordinary resolution, the text of which will be in substantially the following form:

“RESOLVED, as an ordinary resolution, that the Company’s 2006 Incentive Stock Option Plan, as described in the Company’s Information Circular dated September 16, 2008, and the grant of options thereunder in accordance therewith, be and is hereby ratified and approved.”

Management considers it desirable and in the best interests of the Company and its shareholders to re-approve the Plan.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com  under “Company Profiles – International Tower Hill Mines Ltd.”.  The Company’s financial information is provided in the Company’s comparative financial statements and related management discussion and analysis for its most recently completed financial year and interim period and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company’s financial statements and related management discussion and analysis by contacting the Vice-President of the Company at Suite 1920 – 1188 West Georgia Street, Vancouver, B.C., CANADA  V6E 4A2.

SCHEDULE “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Company.  The Board is committed to sound corporate governance practices that are both in the interest of its shareholders and contribute to effective and efficient decision making.  National Policy 58-201 Corporate Governance Guidelines establishes corporate governance guidelines that apply to all public companies.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  National Instrument 58-101 mandates disclosure of corporate governance practices for non-Venture Issuers in Form 58-101F1, which disclosure is set out below.

Board of Directors

The Board is currently composed of six (6) directors.  All of the proposed nominees for election as a director at the 2008 Annual General Meeting are current directors of the Company.  NP 58-201 suggests that the board of directors of every listed company should be constituted with a majority of individuals who qualify as “independent” directors under National Instrument 52-110 “Audit Committees” (“NI 52-110”), which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company.  “Material relationship” is defined as a relationship that could, in the view of a company’s board of directors, reasonably interfere with the exercise of a director’s independent judgment.  Of the proposed nominees, none are “inside” or management directors.  One nominee, Hendrik Van Alphen, is the Chair and, accordingly, as an “executive officer” is deemed not to be “independent” under NI 52-110.  The five (5) remaining current directors are considered by the Board to be “independent”, within the meaning of NI 52-110.

The following directors and proposed directors of the Company are directors of other reporting issuers (as at September 16, 2008):

Name of Director	Other Reporting Issuers	Exchange
Hendrik Van Alphen	Cardero Resource Corp. Wealth Minerals Ltd. Athlone Energy Ltd.	TSX, AMEX TSXV TSXV
Anton J. Drescher	Dorato Resources Inc. Trevali Resources Corp. USA Video Interactive Corp. Ravencrest Resources Inc.	TSXV CNQ TSXV None
Rowland Perkins	Dorato Resources Inc. USA Video Interactive Corp. Waymar Resources Ltd.	TSXV TSXV TSXV
Michael Bartlett	Wealth Minerals Ltd.	TSXV

The positions of Chair and CEO are separate, and the CEO is not a director.  Hendrik Van Alphen is the current Chair of the Board.  Mr. Van Alphen is not a member of management of the Company, although he is a director and president and chief executive officer of Cardero Resource Corp., which holds approximately 10.98% of the outstanding common shares.  Notwithstanding that Mr. Van Alphen is deemed not to be “independent” under NI 52-110, the Board considers that Mr. Van Alphen functions as an “independent” chair, as it is only by virtue of being the Chair that he is considered not to be “independent”.  While the Board has not developed a formal position description for the Chair, it considers that the Chair’s role is to provide independent leadership to the Board, a function the Board believes Mr. Van Alphen, by virtue of his extensive experience as a director and senior officer of several public natural resource companies, is qualified to provide.  In addition, the Board believes that its current composition, in which only none of the directors are members of management, also serves to ensure that the Board can function independently of management.  The independent directors exercise their responsibilities for independent oversight of management, with the guidance of Mr. Van Alphen, through their majority position on the Board and ability to meet independently of management (and, if they so choose, Mr. Van Alphen) whenever deemed necessary by any independent director.  The independent directors do not have regularly scheduled meetings in the absence of the non-independent directors and management, but can do so on an ad hoc basis, at the expense of the Company, as they see fit.  The independent directors met as a group, without the non-independent directors or management being present, once during the financial year ended May 31, 2008.

Each member of the Board understands that he is entitled, at the cost of the Company, to seek the advice of an independent expert if he reasonably considers it warranted under the circumstances.  No director chose to do so during the financial year ended May 31, 2008.

During the financial year ended May 31, 2008, there was one formal Board meeting (following the 2007 annual general meeting).  All of the directors were present.  The majority of the decisions of the Board, and of its committees, are reflected in consent resolutions.

Mandate of the Board

The Board has not adopted a written mandate.  The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia), is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  In doing so, the Board oversees the management of the Company’s affairs directly and through the operation of its standing committees.  In fulfilling its mandate, the Board, among other matters, is responsible for reviewing and approving the Company’s overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure that the Company’s proposed actions accord with its stated shareholder objectives; reviewing succession planning; assessing management’s performance; reviewing and approving the financial statements, reports and other disclosure issued to shareholders; ensuring the effective operation of the Board; and safeguarding shareholders’ equity interests through the optimum utilization of the Company’s capital resources.  The Board also takes responsibility for identifying the principal risks of the Company’s business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable.  At this stage of the Company’s development, the Board does not believe it is necessary to adopt a written mandate, as sufficient guidance is found in the applicable corporate legislation and regulatory policies.

In keeping with its overall responsibility for the stewardship of the Company, the Board is responsible for the integrity of the Company’s internal control and management information systems (primarily through the Audit Committee) and for the Company’s policies respecting corporate disclosure and communications.

Position Descriptions

The Board has not developed a written position for the Chair of the Board, for the Chair of any of its standing committees, or for the CEO.  To date, given the size of the Company and its stage of development, the Board does not believe that formal written position descriptions of the position of the Chair of the Board, of the Chair of each standing committee and for the CEO are required, and that good business practices and the common law provide guidance as to what is expected of each of such positions.

The general duties of the CEO are as set forth in the existing employment agreement between the CEO and the Company, which were developed by the Board, in consultation with the CEO, at the time the agreement was entered into, and set forth the expectations of the role and position to be fulfilled by the CEO.  Pursuant to the employment agreement, the Company (acting through the Board) has the ability to modify such duties as required, but it has not found it necessary to do so.

Orientation and Continuing Education

Board turnover is relatively rare and, with the exception of Mr. Michael Bartlett and Mr. Ronald Sheardown, the current directors have been with the Company since September 2006 (and two, Mr. Anton Drescher and Mr. Rowland Perkins have been with the Company for 9+ years.  As a result, the Board provides ad hoc orientation for new directors.  New directors are briefed on strategic plans, short, medium and long term corporate objectives, the Company’s current mineral properties and ongoing exploration programs, business risks and mitigation strategies, corporate governance guidelines and existing company policies.  However, there is no formal orientation for new members of the Board, and this is considered to be appropriate, given the Company’s size and current level of operations, and the low Board turnover.  However, if the growth of the Company’s operations warrants it, the Board would consider implementing a formal orientation process.

The skills and knowledge of the Board of Directors as a whole is such that no formal continuing education process is currently deemed required.  The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in the mineral exploration and mining industry and running and managing public companies in the natural resource sector, and several directors are also directors of other natural resource companies.  Board members are encouraged to communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management’s assistance.  The Company will pay the reasonable costs of attendance by directors at continuing education courses and seminars with respect to corporate governance, directors’ duties and obligations and similar matters.  Board members have full access to the Company’s records.  Reference is made to the table under the heading “Election of Directors” for a description of the current principal occupations of the members of the Company’s Board.

Ethical Business Conduct

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company’s business plan and to meet performance goals and objectives according to the highest ethical standards.  To this end, in September 2006 the Board adopted a “Code of Business Conduct and Ethics” for its directors, officers and employees and, in appropriate cases, consultants.  Interested shareholders may obtain a copy at www.sedar.com.  Pursuant to the Code, the Company has appointed its Vice-President and General Counsel to serve as the Company’s Ethics Officer to ensure adherence to the Code, reporting directly to the Board.  Training in the Code is included in the orientation of new employees and, to ensure familiarity with the Code, directors, officers and employees are asked to read the Code and sign a Compliance Certificate annually.  Directors, officers and employees are required to report any known violations of the Code to the Vice-President and General Counsel or the Chairman of the Audit Committee or, alternately, to the Company’s outside U.S. or Canadian counsel.

There have not been, since the beginning of the Company’s most recent fiscal year, any material change reports filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

In addition to the provisions of the Code, directors and senior officers are bound by the provisions of the Company’s Articles and the Business Corporations Act (British Columbia) which set forth how any conflicts of interest are to be dealt with.  In particular, any director who has a material interest in a particular transaction is required to disclose such interest and to refrain from voting with respect to the approval of any such transaction.

In September, 2006, the Board also adopted a “Share Trading Policy”, which prescribes rules with respect to trading in securities of the Company where there is any undisclosed material information or a pending material development.  Strict compliance with the provisions of this policy is required, with a view to enhancing investor confidence in the Company’s securities and contributing to ethical business conduct by the Company’s personnel.

In September, 2006, the Board also created a Sustainable Development Committee in order to reflect the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out in a safe, sustainable and environmentally sound manner (see “Other Board Committees” below).

Nomination of Directors

The Nominating and Corporate Governance Committee (“NCGC”) of the Board (which is composed solely of independent directors) is responsible for reviewing proposals for new nominees to the Board, and conducting such background reviews, assessments, interviews and other procedures as it believes necessary to ascertain the suitability of a particular nominee.  The selection of potential nominees for review by the NCGC are generally the result of recruitment efforts by the individual Board members or the CEO, including both formal and informal discussions among Board members and with the CEO, and are usually based upon the desire to have a specific set of skills or expertise included on the Board.

The appointment of new directors (either to fill vacancies or to add additional directors as permitted by applicable corporate legislation) or the nomination for election as a director of a person not currently a director by the shareholders at an annual general meeting is carried out by the Board, based on the recommendation of the NCGC.  Once the names of any suggested nominees are provided to the NCGC, it then carries out such reviews as it determines to be appropriate (which may include interviews with the proposed nominee) to determine if the proposed nominee is an appropriate “fit” for election to the Board.  The NCGC then makes a recommendation to the full Board as to the nomination (or otherwise) of the identified individual for election as a director, for appointment as a replacement for a director who has resigned or for appointment as an additional director, as applicable.

Details with respect to the mandate and powers of the NCGC are given below under “Other Board Committees”.

Compensation

See “Compensation Committee”, “Report of the Compensation Committee” and “Compensation of Directors” for details on the Company’s Compensation Committee and the committee’s approach to the compensation of directors.

Other Board Committees

Committees of the Board are an integral part of the Company’s governance structure.  At the present time, the Board has the following standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Sustainable Development Committee.

Disclosure with respect to the Audit Committee, as required by NI 52-110, is contained in Item 17 and Schedule “A” of the Company’s 2008 Annual Information Form dated August 25, 2008, and with respect to the Compensation Committee is contained in the information circular to which this Schedule “A” is attached under the heading “Compensation Committee”.  Details of the composition and function of the remaining standing committees of the Board is as follows:

Sustainable Development Committee (“SDC”)

Anton J. Drescher (Chair)
Benjamin Wayne Guenther

The SDC has a written charter.  The overall purpose of the SDC is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out, and that its facilities are operated and maintained, in a safe and environmentally sound manner and reflect the ideals and principles of sustainable development.  The primary function of the SDC is to monitor, review and provide oversight with respect to the Company’s policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters.  The SDC also advises the Board and makes recommendations for the Board’s consideration regarding health, safety, community relations and environmental-related issues.

Nominating and Corporate Governance Committee (“NCGC”)

Rowland Perkins (Chair)
Benjamin Wayne Guenther

The NCGC has a written charter.  The role of the NCGC is to (1) develop and monitor the effectiveness of the Company’s system of corporate governance; (2) establish procedures for the identification of new nominees to the Board and lead the candidate selection process; (3) develop and implement orientation procedures for new directors; (4) assess the effectiveness of directors, the Board and the various committees of the Board; (5) ensure appropriate corporate governance and the proper delineation of the roles, duties and responsibilities of management, the Board and its committees; and (6) assist the Board in setting the objectives of the Chief Executive Officer and evaluating the performance of the CEO.

Assessments

The Board has traditionally monitored, but not formally assessed, its performance or the performance of individual directors or committee members or their contributions.  The NCGC has, as part of its mandate, the responsibility for producing reports with respect to performance evaluations of the CEO, the Board as a whole, the individual committees of the Board and individual directors, on an annual basis.  The NCGC is in the process of determining the appropriate processes for such evaluations, and is reviewing the processes adopted by similar sized public natural resource companies in order to assist it in this regard.